Nasdaq: APAGF

Date:	Feb. 21, 2008
Apco Argentina Reports 2007 Sales Volumes
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ:APAGF) today announced 2007 oil, natural gas and LPG sales volumes of 3.827 million barrels of oil equivalent from its combined consolidated and equity interests, compared with 3.753 million barrels during 2006.
     The 2 percent increase primarily is attributable to higher volumes from Apco’s Tierra del Fuego and Acambuco concessions.
     “Volumes for 2007 also include a minor amount of production from our newly acquired Bajada del Palo concession,” said Thomas Bueno, Apco’s president and chief operating officer.
     “In early 2008, we hope to achieve production increases from Bajada del Palo that could result from our participation in a well reactivation program that would include workovers of key wells. We’re in the process of acquiring 3D seismic, and we expect to commence drilling on this new property later in 2008,” Bueno added.
     Apco has a 52.79 percent interest in the Bajada del Palo concession, of which 23 percent is a direct participation joint venture interest and 29.79 percent is an indirect interest through its stock ownership in the operator of the concession — Petrolera Entre Lomas S.A.
     During 2007, Apco participated in the drilling of 43 wells in its various concessions, with 41 wells — or 95 percent — completed and placed into production. The results of the 2007 drilling program are detailed in subsequent sections of this news release.
     Apco plans to report its overall 2007 financial results in early March.
Entre Lomas
     Apco has a 52.79 percent interest in the Entre Lomas concession, of which 23 percent is a direct participation joint venture interest and 29.79 percent is an indirect interest through its stock ownership in the operator of the concession — Petrolera Entre Lomas S.A.
     Apco participated in the completion of 3 wells that commenced drilling in 2006, and the drilling of 39 wells in 2007. Four of the 2007 wells were in different stages of drilling and completion at year-end.
     This program resulted in a 100 percent success rate. All of the previously described wells have been completed and placed into production. The Entre Lomas concession straddles the provinces of Rio Negro and Neuquen in southwest Argentina.

Tierra del Fuego
     Apco has a 25.72 percent interest in three concessions on the island of Tierra del Fuego located at the southernmost tip of Argentina.
     In 2007, Apco participated in the acquisition of approximately 350 square kilometers of 3D seismic over the Las Violetas and Angostura concessions on Tierra del Fuego.
     During the year, Apco also participated in the drilling and completion of three wells. At year-end, two of the wells were on production. A third well experienced mechanical problems and cannot be salvaged. All wells are located in the Las Violetas concession.
     One of the wells on production, the Los Patos 1011, tested rates of up to 1,000 barrels of oil per day from the Springhill formation. In December, the well averaged 777 barrels of oil per day.
     Three additional wells that commenced drilling in 2007 were in different stages of drilling and completion at the end of the year. Apco and its partners have contracted the drilling rig to continue drilling throughout 2008 and into 2009.
Acambuco
     Apco has a 1.5 percent interest in the Acambuco concession, which is located in the province of Salta in northwest Argentina.
     Apco participated in the drilling and completion of the Macueta e-1003 well that was put into production in 2007, confirming the existence of a sizeable reservoir on the Macueta structure.
     During 2007, Apco also participated in the Cerro Tuyunti x-2 exploration well located on a large structure east of the Macueta structure. This well is expected to require approximately 11 months to drill and should reach total depth by mid-2008.
Agua Amarga Exploration Permit
     Apco has a 52.79 percent interest in the Agua Amarga exploration permit, of which 23 percent is a direct participation joint venture interest and 29.79 percent is an indirect interest through its stock ownership in the operator of the permit — Petrolera Entre Lomas S.A.
     During the fourth quarter, Apco participated in the acquisition of 214 square kilometers of 3D seismic images and the drilling of the Charco del Palenque x-1 exploration well on the 324 square kilometer Agua Amarga exploration permit, which is located in the province of Rio Negro immediately south and adjacent to the Entre Lomas concession.
     The Charco del Palenque well reached total depth of 10,120 feet in December, then was cased and tested. Completion operations were concluded in January 2008. This well perforated more than one interval in the Tordillo formation, testing volumes as high as 269 barrels of oil per day and confirming the existence of a hydrocarbon reservoir with development potential.

Capricorn Exploration Permit
     In October 2007, Apco commenced drilling in the Capricorn exploration permit pursuant to the terms of a farmout agreement with Gold Point Energy (TSX VENTURE: GPE) that requires drilling two exploratory wells.
     The objective of both wells is to investigate the Yacoraite formation, known to produce oil in this part of Argentina’s Northwest basin.
     One well was plugged and abandoned. The second well was drilled to a depth of 7,526 feet before being cased. To date, heavy rains have postponed completion operations for the second well.
     After Gold Point Energy has completed its obligation pursuant to the farmout agreement, Apco will retain a 37.5 percent interest in what remains of the Capricorn permit, located in the Salta province in northwest Argentina.
Seismic and Exploration
     Over the years, Apco and its Entre Lomas partners have acquired 3D seismic images covering the principal producing fields and all of the surrounding acreage believed to be of most interest.
     Since 2005, seven wells have been drilled on structural closures or fault traps away from the principal producing fields. All of these wells found hydrocarbons and by the end of 2007, five had been completed and placed into production. The remaining two will be placed into production in early 2008.
     The structures on which the wells have been drilled are limited in size and do not present development opportunities of more than a few wells. However, the geologic model for identifying drilling targets in the southeast region of the Entre Lomas concession has to date proven to be a predictor of trapped hydrocarbons.
     The joint venture partners plan to develop these structures in the foreseeable future and will continue investigating other structures that may be identified in this region of the Entre Lomas concession.
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in seven oil and gas concessions and two exploration permits in Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
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